Exhibit 10.1

AMBAC FINANCIAL GROUP, INC.
RESTRICTED STOCK UNIT AGREEMENT

<[Insert Name]> (the “Participant”) has been granted a Full Value Award under the Ambac Financial Group, Inc. 2020 Incentive Compensation Plan (the “Plan”) in the form of restricted stock units (the “Award”). The Award shall be effective as of <[Insert Date]> (the “Grant Date”). The Award shall be subject to the following terms and conditions (sometimes referred to as this “Agreement”).

1.     Defined Terms. Capitalized terms used in this Agreement which are not otherwise defined herein shall have the meaning specified in the Plan.
2.     Grant of Restricted Stock Units. Subject to the terms of this Agreement and the Plan, effective as of the Grant Date the Participant is hereby granted <[INSERT SHARE #]> restricted stock units (the "Restricted Stock Units"). This Award contains the right to dividend equivalents units as described in Section 3 (“Dividend Equivalents”). Each Restricted Stock Unit shall become vested as described in Section 4 and each vested Restricted Stock Unit shall be settled in accordance with Section 5.
3.     Dividend Equivalents. The Participant shall be entitled to Dividend Equivalents, which may consist of Deferred Cash Dividend Equivalents or Dividend Equivalent Units (each as defined below), in accordance with the following:
(a)    Cash Dividend. If a dividend with respect to shares of Common Stock is payable in cash, then, as of the applicable dividend payment date, the Participant shall be credited with a right to receive a “Deferred Cash Dividend Equivalent” equal to (i) the cash dividend payable with respect to a share of Common Stock, multiplied by (ii) the number of Restricted Stock Units outstanding (i.e., the number of Restricted Stock Units granted hereunder less the number of such Restricted Stock Units that have settled in accordance with Section 5 below) on the applicable dividend record date.
(b)    Stock Dividend. If a dividend with respect to shares of Common Stock is payable in shares of Common Stock, then, as of the dividend payment date, the Participant shall be credited with that number of “Dividend Equivalent Units” equal to (i) the number of shares Common Stock distributed in the dividend with respect to a share of Common Stock, multiplied by (ii) the number of Restricted Stock Units outstanding on the applicable dividend record date.
Dividend Equivalents shall be subject to the same vesting provisions as the Restricted Stock Units to which they relate and shall be settled in accordance with Section 5. No Dividend Equivalent Units shall be credited with respect to previously credited Dividend Equivalent Units.

4.     Vesting and Forfeiture of Awards. All Restricted Stock Units and Dividend Equivalents shall be unvested unless and until they become vested and nonforfeitable in accordance with this Section 4.

(a)    Service Vesting. Subject to the Participant’s continuing service on the Board of Directors, and the terms and conditions of this Agreement and the Plan, all of the Restricted Stock Units and associated Dividend Equivalents awarded hereunder shall vest one year after the Grant Date.
(b)    Accelerated Vesting. All Awards and associated Dividend Equivalents shall vest (i) upon a Change in Control (as defined below), (ii) if Participant is determined to be disabled or in the event of the death of Participant or (iii) in the event of the Participant’s termination of service on the Board of Director unless removed for cause. For purposes of this Agreement, “Change in Control” shall mean a change in the ownership or effective control of Ambac, or a change in the ownership of a substantially all of the assets of Ambac within the meaning of Regs. Section 1.409A-3(i)(5) under Section 409A of the Code.
(c)    Voluntary Resignation or Termination of Service. If Participant’s service on the Board of Directors terminates by reason of voluntary resignation by Participant or a termination of service (other than for cause), then the Awards and associated Dividend Equivalents under this Agreement shall vest as of the date of such termination equal to (x) the number of then outstanding Awards subject to this Agreement multiplied by (y) a fraction, the numerator of which shall be the number of calendar days which have lapsed since the Grant Date and the denominator of which shall be the number of calendar days from the Grant Date until the next regularly scheduled quarterly grant date pursuant to Ambac’s director compensation program.
(d)    Removal For Cause. All Awards and associated Dividend Equivalents under this Agreement, whether or not vested, shall immediately terminate and shall be forfeited and the Participant shall have no further rights with respect to such Awards upon the removal of the Participant from the Board of Directors for cause, which results in economic harm to the Company, as determined in good faith by the Board of Directors in accordance with applicable law and the Company’s by-laws and articles of incorporation.
5.     Settlement. Subject to the terms and conditions of this Agreement, Restricted Stock Units and associated Dividend Equivalents that have become vested in accordance with Section 4 shall be settled on the earlier of (i) Participant’s termination of service or (ii) a Change in Control. Settlement of the vested Restricted Stock Units and associated Dividend Equivalent Units shall be made in the form of shares of Common Stock with one share of Common Stock being issued in settlement of each Restricted Stock Unit and associated Dividend Equivalent Unit (any fractional share being rounded up to the next whole unit). Settlement of Deferred Cash Dividend Equivalents shall be paid in cash. Upon the settlement of any vested Restricted Stock Units and Dividend Equivalent Units, such Restricted Stock Units and Dividend Equivalent Units shall be cancelled.
6.     Taxes. It is expressly understood and agreed that during the term of this Agreement the Participant's relationship to the Company will be that of an independent contractor and that the Services to be rendered hereunder shall not for any purpose whatsoever or in any way or manner create any employer-employee relationship. The compensation provided by the Company to the Participant, under this Agreement and otherwise, is not intended to constitute “wages” for purposes of federal, state, or local withholding taxes, social security payments, insurance contributions, unemployment taxes or otherwise. Accordingly, the Participant shall have sole and exclusive responsibility for the payment of all of the Participant’s (a) federal, state and local income taxes, (b) employment and disability insurance, and (c) Social Security and other similar taxes, with respect to any compensation or benefits provided to Participant by the Company.
7.     Transferability. This Award is not transferable except as designated by the Participant by will or by the laws of descent and distribution.
8.     Heirs and Successors. If any benefits deliverable to the Participant under this Agreement have not been delivered at the time of the Participant’s death, such rights shall be delivered to the Participant’s estate.
9.     Administration. The authority to administer and interpret this Agreement shall be vested in the Company’s Governance and Nominating Committee, and such Committee shall have all the powers with respect to this Agreement as the “Committee” has under the Plan. Any interpretation of the Agreement by the Governance and Nominating Committee and any decision made by it with respect to the Agreement is final and binding on all persons.
10.     Adjustment of Award. The number of Restricted Stock Units and Dividend Equivalent Units awarded pursuant to this Agreement may be adjusted (subject to the requirements and limitations of the Code) in accordance with the terms of the Plan to reflect certain corporate transactions which affect the number, type or value of the Common Stock, Restricted Stock Units or Dividend Equivalents.
11.     Notices. Any notice required or permitted under this Agreement shall be deemed given when delivered personally, or when deposited in a United States Post Office, postage prepaid, addressed, as appropriate, to the Company at its principal offices, to the Participant at the Participant’s address as last known by the Company or, in either case, such other address as one party may designate in writing to the other.
12.     Governing Law. The validity, construction and effect of this Agreement shall be determined in accordance with the laws of the State of New York and applicable federal law.
13.     Amendments. The Board of Directors may, at any time, amend or terminate the Plan, and the Board of Directors may amend this Agreement, provided that no amendment or termination may, in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living, the affected beneficiary), adversely affect the rights of any Participant or beneficiary under this Agreement prior to the date such amendment or termination is adopted by the Board of Directors, as the case may be.

14.     Award Not Contract of Employment. The Award does not constitute a contract of employment or continued service, and the grant of the Award will not give the Participant the right to be retained in the employ or service of the Company or any Subsidiary, nor any right or claim to any benefit under the Plan or this Agreement, unless such right or claim has specifically accrued under the terms of the Plan and this Agreement.
15.     Severability. If a provision of this Agreement is held invalid by a court of competent jurisdiction, the remaining provisions will nonetheless be enforceable according to their terms. Further, if any provision is held to be overbroad as written, that provision shall be amended to narrow its application to the extent necessary to make the provision enforceable according to applicable law and enforced as amended.
16.     Plan Governs. The Award evidenced by this Agreement is granted pursuant to the Plan, and the Restricted Stock Units, and Dividend Equivalent Units and this Agreement are in all respects governed by the Plan and subject to all of the terms and provisions thereof, whether such terms and provisions are incorporated in this Agreement by reference or are expressly cited.
17.     Code Section 409A Rules.
(a)    Compliance. Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payments and benefits set forth herein either shall either be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or shall comply with the requirements of Code Section 409A, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be exempt from or in compliance with Code Section 409A.
(b)    Separate Payments.  Notwithstanding anything in this Agreement to the contrary, the right to receive installment payments hereunder shall be treated as a right to receive a series of separate payments in accordance with Code Section 409A and Final Treasury Regulation Section 1.409A-2(b)(2)(iii).
(c)    Short-Term Deferral.  Except as otherwise specifically provided, amounts payable under this Agreement, other than those expressly payable on a deferred or installment basis, will be paid as promptly as practicable following the date they are earned and vested and, in any event, on or prior to March 15 of the year following the first calendar year in which such amounts are no longer subject to a substantial risk of forfeiture, as such term is defined in Section 409A of the Code.
(d)    Separation from Service.  Notwithstanding anything in this Agreement or elsewhere to the contrary, a termination of Participant’s service with the Board of Directors shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that constitute “non-qualified deferred compensation” within the meaning of Code Section 409A upon or following a termination of Participant’s service unless such termination is also a “separation from service” within the meaning of Code

Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of service” or like terms shall mean “separation from service” and the date of such separation from service shall be the “Termination Date” for purposes of any such payment or benefits.
(e)    No Designation.  In no event may Participant, directly or indirectly, designate the calendar year of any payment to be made under this Agreement or otherwise that constitutes a “deferral of compensation” within the meaning of Code Section 409A.